As filed with the Securities and Exchange Commission on June 13, 2008

Registration No. 333-141996

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ES Bancshares, Inc.

(Exact Name of Registrant as specified in its Charter)

Maryland	20-4663714
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

68 North Plank Road

Newburgh, New York 12550

Telephone Number: (845) 561-0003

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kip Weissman, Esq.

Eric Envall, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock $ 0.01 par value	520,000	$10.00	$4,127,500	(2)

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(g) under the Securities Act of 1933 and based upon the exercise price of $6.75 per share for 330,000 shares and $10.00 per share for warrants on 190,000 shares.
(2)	Registration fee of $160 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

PROSPECTUS

ES Bancshares, Inc.

(Holding Company for Empire State Bank, N.A.)

517,690 Shares of Common Stock

ES Bancshares, Inc., a Maryland corporation, is the single-bank holding company of Empire State Bank, N.A which is headquartered at 68 North Plank Road, Newburgh, New York 12550 and our phone number is (845) 561-0003. Our Common Stock is currently traded on the OTC BB under the symbol “ESBS” and our Common Stock Purchase Warrants are traded under “ESBSW.”

This prospectus relates to the issuance of up to 517,690 shares, par value $0.01 of our Common Stock which may be issued upon exercise of certain outstanding Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants issued in connection with the formation of Empire State Bank. We will receive all the net proceeds from the exercise of the Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants.

Terms of The Offering
Price per share, upon exercise of Common Stock Purchase Warrants	$
Price per share, upon exercise of Organizer Common Stock Purchase Warrants			$(1)
Aggregate total, if all outstanding Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants are exercised			$(2)
Estimated expenses		$27,500	(3)
Estimated net proceeds, if all Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants are exercised			$(4)

(1)	If Organizer Warrants are not exercised by October 31, 2008, the exercise price per shall will revert to $10.00 per share.
(2)	Assumes that Organizer Warrants are exercised at $ per share. If such Organizer Warrants are exercised at $10.00 per share, the aggregate proceeds would be $ .
(3)	Exclusive of expenses we incurred in connection with the prior amendment to our Common Stock Warrants.
(4)	Assumes that Organizer Warrants are exercised at $ per share. If such Organizer Warrants are exercised at $10.00 per share the estimated net proceeds would be $ .

Investing in our Common Stock involves a high degree of risk. See “ Risk Factors” beginning on page 2 for a discussion of risks applicable to us and an investment in our Common Stock

Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency nor any state securities commission has approved or disapproved of the Common Stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2008.

Summary

This prospectus covers our Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants as well as the shares of our Common Stock which may be issued upon the exercise of such Warrants. Our 327,690 outstanding Common Stock Purchase Warrants originally had an exercise price of $12.50 per share and an expiration date of June 28, 2007. Our 190,000 Organizer Warrants originally had an exercise price of $10.00 per share and an expiration date of June 28, 2009. On April 15, 2007, we reduced the exercise price of our Common Stock Purchase Warrants from $12.50 to $10.00 and extended the expiration date to June 28, 2008. In recognition of adverse market conditions and in order to raise additional capital to support our business plan and grow our assets and liabilities, we have further reduced the exercise price of the Common Stock Purchase Warrants from $10.00 to $             and extended the expiration date of such Warrants to October 31, 2008. In recognition of the $             aggregate reduction in the exercise price of the Common Stock Purchase Warrants and in order to raise additional capital, we reduced the exercise price of our Organizer Warrants to $             provided that, if such warrants are not exercised by October 31, 2008, the exercise price will revert to $10.00

This summary highlights selected information from this prospectus and does not contain all the information that is important to you. For a more complete understanding of the prospectus you should read this entire document carefully, as well as the additional documents we refer you to. See “Where You Can Find More Information” and “Incorporation By Reference” on page 7.

Risk Factors

You should consider the following risk factors, in addition to other information contained or incorporated by reference in this prospectus, before deciding to exercise your Common Stock Purchase Warrants of Organizer Common Stock Purchase Warrants.

Our commercial real estate, business, construction or development real estate and multi-family real estate loans carry a higher risk of credit losses than one-to four-family real estate loans. Commercial real estate, business, construction or development real estate and multi-family real estate loans generally present a higher level of risk than loans secured by one- to four-family real estate. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, businesses and construction projects, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of such loans is typically dependent upon the successful operation of the related property, project or business. If the cash flow from a property, business or project is reduced, the borrower’s ability to repay the loan may be impaired. There can be no assurance we will not experience credit problems as a result of investments in commercial real estate, business, construction or development real estate or multi-family real estate loans.

Our allowance for loan losses could become inadequate to cover credit losses on our loans. We maintain an allowance for loan losses that we believe is adequate to cover probable incurred losses in our loan portfolio. Management conducts a periodic review and consideration of the loan portfolio to determine the amount of the allowance for loan losses based upon general market conditions, credit quality of the loan portfolio and performance of our customers relative to their financial obligations with us. Independent auditors and our regulators periodically test the adequacy of the loan loss reserve. Although we believe our allowance for loan losses is adequate to absorb probable incurred losses in our loan portfolio, we cannot predict such losses or that our allowance will be adequate in the future. Excessive loan losses could have a material impact on our financial performance.

Empire State Bank faces strong competition from other financial institutions serving Newburgh, New Paltz and Staten Island, New York and the surrounding areas. Empire State Bank experiences competition from larger financial institutions that have been in business for a number of years and that have an established customer base. Empire State Bank also competes for deposit accounts and loans with thrift institutions, savings banks, other commercial banks, Internet banks, securities brokerage houses, money market mutual funds and other businesses that provide financial services in the Newburgh, New Paltz and Staten Island, New York areas and throughout the United States. Many of these competitors are substantially larger than Empire State Bank, have greater name recognition, larger customer bases or possess greater resources to compete for funds and are not subject to the same degree of regulation as Empire State Bank. Such proposed competitors may also provide services, such as trust services, that we do not currently provide.

Our operating results depend on interest rates and changes in interest rates may impact us. Our operating results, like that of many financial institution holding companies, are dependent to a large extent upon our interest income. To the extent the Empire State Bank’s interest-bearing assets and liabilities reprice at different times, changes in market rates of interest and in the “yield curve” (i.e., the difference between long and short term interest rates) could affect interest income. In periods of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities, resulting in a decline in our net interest income. In periods of declining interest rates, any positive effects may be reduced or eliminated by prepayments of loans and redemptions of callable securities. In addition, when long-term interest rates are not significantly higher than short-term rates thus creating a “flat” yield curve, our interest rate spread will decrease thus reducing net interest income. While management attempts to manage Empire State Bank’s exposure to changes in interest rates, there can be no assurance that changes in interest rates will not have an adverse affect on our earnings and asset value.

There is a limited trading market for our Common Stock. The liquidity of the trading market for our Common Stock is limited and there is no assurance that liquidity will improve. Individuals exercising their Common Stock Purchase Warrants may not have a liquid trading market should they wish to sell shares of our Common Stock. We cannot guarantee that an active trading market or liquidity in our Common Stock will develop. Sellers of any Common Stock may not be able to execute transactions on a timely basis or at a desired price level.

The exercise of outstanding stock options, Common Stock Purchase Warrants or Organizer Common Stock Purchase Warrants would dilute the percentage ownership of our existing shareholders. There are currently outstanding options to purchase 162,750 shares of stock under our stock option plan, 327,690 Common Stock Purchase Warrants and 190,000 Organizer Common Stock Purchase Warrants. The exercise of all outstanding stock options, Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants would result in the issuance of an additional 680,440 shares of stock, which would represent a 39.5% increase over the 1,721,437 shares of Common Stock outstanding as of June 8, 2008. This would dilute the percentage ownership of our existing shareholders.

The Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants will terminate if not exercised by the applicable expiration date. The 327,690 Common Stock Purchase Warrants expire at 5:00 p.m., New York time, on October 31, 2008 and the 190,000 Organizer Common Stock Purchase Warrants expire on June 28, 2009. Unless we or our duly appointed Common Stock Purchase Warrants agent receives from a holder payment of the applicable exercise price of his Common Stock Purchase Warrants on or before the applicable expiration date, such Common Stock Purchase Warrants shall be void and of no further effect.

Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are prospective. These statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from the information contained in the forward-looking statements. We cannot control many of those risks and uncertainties, which include competitive pressures, changing economic conditions, and other factors.

History and Terms of Warrants

On April 28, 2004, Empire State Bank sold 1,650,000 shares of its Common Stock at a price of $10.00 per share, for an aggregate consideration of $16,500,000. As a part of such offering, for every five shares of Common Stock purchased, such subscriber received a Common Stock Purchase Warrant to purchase, within a three-year period, one share of Common Stock at an exercise price of $12.50 per share. In addition, in connection with the formation of the Empire State Bank, Organizer Common Stock Purchase Warrants were granted to each of Empire State Bank’s 19 organizers to purchase 10,000 shares of its stock for the price of $10 per share until June 28, 2009.

In 2006, the Empire State Bank reorganized into a one-bank holding company structure and formed ES Bancshares, Inc. to serve as its holding company. Following this reorganization, Empire State Bank became our wholly-owned subsidiary and former shares of Empire State Bank Common Stock became the same number of shares our Common Stock and former Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants became the same number of our Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants.

Effective April 15, 2007 we modified the terms of the Common Stock Purchase Warrants to reduce the exercise price from $12.50 to $10.00 and to extend the expiration term of such Common Stock Purchase Warrants from June 28, 2007 at 5:00 p.m. to June 28, 2008 at 5:00 p.m.

Effective             , 2008, we modified the terms of the Common Stock Purchase Warrants to reduce further the price from $10.00 to $             and to extend the expiration term of such Common Stock Purchase Warrants from June 28, 2008 to October 31, 2008. Effective as of the same date, we reduced the exercise price of the Organizer Warrants from $10.00 to              provided that, if such warrants are not exercised by October 31, 2008, the exercise price shall revert to $10.00 per share.

Our executive offices (corporate headquarters) are located at 68 North Plank Road, Newburgh, New York 12550, and our telephone number at that address is (845) 451-7800. We also have full service offices at 257 Main Street, New Paltz, New York 12561 and 284 New Dorp Lane, Staten Island New York 10306.

Use of Proceeds

The total gross proceeds from the exercise of the Common Stock Purchase Warrants and Organizer Common Stock Purchaser Warrants may range from zero to $             (or $             million if the Organizer Warrants are exercised after October 31, 2008), depending upon the number of shares we issue, which, in turn, is based on the number of Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants exercised by such holders. The proceeds from the exercise of the Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants and the sale of the Common Stock will be paid directly to us. We estimate that expenses relating to the exercise of the Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants will be approximately $27,500 (exclusive of fees incurred in connection with the prior amendment of the Common Stock Purchase Warrants.) We intend to use the net proceeds for general corporate purposes and to infuse additional capital into Empire State Bank to support the continued growth and expansion of its banking operations in accordance with our business plan.

Description of Common Stock

Issuance of Capital Stock. Our Articles of Incorporation authorize the issuance of 5,000,000 shares of Common Stock. As of June 8, 2008 there were 1,721,437 shares issued and outstanding. In addition, as of the same date, we had stock options for 162,750 shares of Common Stock issued and outstanding with options on 111,700 of such shares exercisable with the balance becoming exercisable over the next five years. Finally, on the same date, we had 327,690 Common Stock Purchase Warrants outstanding and 190,000 Organizer Common Stock Purchase Warrants. Our Articles of Incorporation also authorizes the issuance of 5,000,000 shares of preferred stock, $0.01 par value per share. As of June 8, 2008 there were no shares of preferred stock issued and outstanding.

We may issue shares of preferred stock in such numbers and with such preferences and designations as the Board of Directors may from time to time determine. As a result, the Board of Directors can, without stockholder approval, issue preferred stock containing voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and assist management in impeding an unfriendly takeover or attempted change in control, even if such takeover or change in control is supported by a majority of the Common Stockholders. We have no present plans to issue preferred stock.

Voting Rights. Each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote of stockholders. Stockholders shall not be permitted to cumulate their votes in the election of directors or on any other questions.

Board of Directors. Our Board of Directors is divided into three classes. Each class is as nearly equal in numbers as possible. Initially, one-third of the board was elected for a one-year term, one-third of the board was elected for a two-year term, and one-third of the board was elected for a three-year term. Henceforth, one-third of the board will generally be elected each year for a three-year term or until their successors are elected and qualified.

Amendment of Articles of Incorporation. Our Articles of Incorporation may be amended by the affirmative vote of the holders of two-thirds of the shares outstanding, unless the vote of the holders of a greater amount of stock is required.

Payment of Dividends. Our principal source of income consists of dividends from Empire State Bank. Under applicable law, subject to certain exceptions, banks may declare and pay dividends provided that the total of all dividends declared in any calendar year does not exceed the total of net income of that year combined with Empire State Bank’s retained net income of the preceding two years still available for dividend, less any required transfers to surplus. Since we have not recorded net income to date, it is not clear whether our regulators would permit Empire State Bank to pay a cash dividend, even if its board determined to do so. Although the Company is not subject to the above dividend restrictions regarding dividend payments to its stockholders, the restrictions on Empire State Bank’s ability to pay dividends to us significantly limits our ability to pay dividends in large part because we do not have a large amount of assets at the holding company level. Under Maryland General Corporate Law, dividends may not be paid, if after giving effect to the dividend, we would be unable to pay our debts as they became due in the usual course of business or the our assets would be less than its liabilities.

The payment of dividends by Empire State Bank, and thus by us, depends upon Empire State Bank’s earnings, financial condition and capital requirements, as well as the tax and regulatory considerations. Prior to declaring a dividend, Empire State Bank’s Board of Directors considers many factors including Empire State Bank’s results of operations, its capital needs, its outstanding loan commitments, the adequacy of its loan loss reserves, its cash flow requirements and economic conditions. Moreover, before declaring a dividend, the Board of Directors must determine that Empire State Bank would meet its regulatory capital requirements after the payment of the dividend.

Preemptive Rights; Redemption. No holder of our Common Stock have any preemptive right to purchase or subscribe for any unissued capital stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for capital stock of any class or series, or carrying any right to purchase stock of any class or series, except such as may be established by the Board of Directors.

Advance Notice Required for Director Nominations and Stockholder Proposals. Our bylaws generally provide that any stockholder desiring to make a director nomination or a proposal for new business at a meeting of stockholders must submit written notice filed with our Secretary no later than the 90 days prior to the anniversary date of the date of the proxy statement relating to the preceding year’s annual meeting and not earlier than 120 days prior to such date. The stockholder must also provide certain information in the notice, as set forth in the bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Potential Anti-Takeover Effects. Certain of the provisions described above may have the effect of discouraging certain takeover attempts that would not be approved by our Board of Directors but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions may also make it more difficult to remove the Board of Directors as well management.

Transfer Agent. Our current transfer agent is American Stock & Trust Transfer Company, New York, New York.

Determination of Exercise Price—Extension of Exercise Period on Common

Stock Purchase Warrants

The Board of Directors reduced the exercise price of the Common Stock Purchase Warrants and the Organizer Warrants in an attempt to raise additional capital to support the Company’s business plan to grow its assets and liabilities. In this regard, the Board noted the advice of several investment bankers that lowering the price of the outstanding Warrants was the least expensive way to raise capital. The Board also took this step in recognition of current stock market conditions and in order to increase the value of the Common Stock Purchase Warrants, the vast majority of which are held by our stockholders . Finally, the Board of Directors reduced the exercise price of the Organizer Warrants by $             until October 31, 2008 in recognition of the $             aggregate reduction in the price per share of the Common Stock Warrants, as well as the continued valuable role played by the organizers of Empire State Bank.

The Board of Directors established the exercise price for the Common Stock Purchase Warrants based on a review of operational factors (including our recent operating results, our current and future projected capital levels and our business plan) and market factors (including our current stock price and the recent decline in bank stock prices generally). The Board also considered the financial ratios and common stock prices of similar institutions.

We extended the term to maturity of the Common Stock Purchase Warrants until October 31, 2008 in order to provide our warrant holders with sufficient time to fully consider the possible exercise of their warrants.

Plan of Distribution

We have engaged American Stock Transfer and Trust Company as our Exchange Agent to assist us in facilitating the exercise of Common Stock Purchase Warrants and the exercise of Organizer Common Stock Purchase Warrants. If a holder of a Common Stock Purchase Warrant wishes to exercise such warrant, he or she should complete and follow the instructions to the Common Stock Purchase Warrant Exercise Form included as Appendix A of this prospectus. If a holder has any questions, he or she should contact or Exchange Agent, Attention: Reorganization Department, 6201 15th Avenue, Brooklyn, New York 11219 or at (877) 248-6417 or (718) 921-8317.

If a holder of an Organizer Common Stock Purchase Warrant wishes to exercise such warrant, he or she should contact Anthony P. Costa, Chairman and Chief Executive Officer at ES Bancshares, Inc., 68 North Plank Road, Newburgh, New York 12550, or at (845) 451-7801.

The exercise price for Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants may be calculated by multiplying the number of Common Stock Purchase Warrants or Organizer Common Stock Purchase Warrants being exercised by the exercise price of $             per share. The exercise price for Organizer Warrants exercised after October 31, 2008 may be calculated by multiplying the number of Common Stock Purchase Warrants being exercised by $10.00 per share. The exercise price and the number of shares of Common Stock underlying the Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants may be adjusted to reflect certain stock dividends, stock splits or similar transactions affecting the Common Stock.

Where You Can Find More Information

We are subject to the periodic filing requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Pursuant to our obligations under the Exchange Act, we file reports, proxy and information statements and other information with the Securities and Exchange Commission. These reports, proxy and information statements and other information may be inspected and copied at the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of these materials also can be obtained from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, upon payment of prescribed fees. The Securities and Exchange Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission (including us). The address of this site is http://www.sec.gov.

You may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits, unless the exhibits are also specifically incorporated by reference into this prospectus. Your request should be made to Anthony P. Costa, Chairman and Chief Executive Officer at ES Bancshares, Inc., 68 North Plank Road, Newburgh, New York 12550 or at (845) 451-7801.

Incorporation by Reference

We have incorporated by reference into this prospectus the following documents that we filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934:

(i)	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007;

(ii)	our Proxy Statement for our 2008 Annual Meeting of Shareholders and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

(iii)	the description of Common Stock contained in the Registration Statement on Form 8-A, Securities and Exchange Commission File No. 000-52178;

In addition, any documents which we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering will also be incorporated by reference into this prospectus.

Legal Matters

Luse Gorman Pomerenk & Schick, P.C. has passed upon the validity of the Common Stock to be issued upon the exercise of the Common Stock Purchase Warrants and Organizer Common Stock Purchase Warrants.

Experts

Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information contained in this document or documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Our affairs may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Article 10 of our Articles of Incorporation provides for the indemnification of directors and officers to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provision, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Appendix A

[ES BANCSHARES, INC. LOGO]

COMMON STOCK PURCHASE WARRANT EXERCISE FORM

The undersigned is the owner of Common Stock Purchase Warrants of ES Bancshares, Inc. In accordance with the terms of the ES Bancshares, Inc. Common Stock Purchase Warrants, I (we) hereby irrevocably elect to (i) exercise Common Stock Purchase Warrants covering                      shares to purchase the same number of shares of ES Bancshares, Inc. Common Stock, a Maryland corporation, at an exercise price of $             per share.

Along with this executed Common Stock Purchase Warrant Exercise Form, please find the following:

•	a check in the sum of $ ($ multiplied by the number of Common Stock Purchase Warrants exercised) made payable to “ES Bancshares, Inc.”; and

•	the Common Stock Purchase Warrant certificates covering the referenced shares.

Please mail these materials to the Company’s Exchange Agent at:

American Stock Transfer & Trust Company

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

Upon receipt of the above items, the Exchange Agent will deliver to the undersigned shares of ES Bancshares, Inc. Common Stock and a warrant certificate for any unexercised Warrants.

The undersigned’s execution of this form constitutes the undersigned's agreement to all the terms of the Common Stock Purchase Warrant.

Signature	Print name

Signature, if jointly held	Print name

Delivery Address:
Serial No.(s) of Warrant(s):

Aggregate Number of Shares
Underlying Common Stock Purchase
Warrants Owned:*	Date:

*	Including the Warrants I am exercising herewith, but excluding shares which may be purchased pursuant to the exercise of Organizer Common Stock Purchase Warrants.

A-1

Instructions

Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares ordered by the subscription price of $             per share.

Payment for shares may be made by check or money order payable to ES Bancshares, Inc. DO NOT MAIL CASH.

We will not honor your order unless you enclose the Common Stock Purchase Warrant certificate(s) you wish to exercise. If you have lost your certificate(s), please contact the Lost Securities Department of our Exchange Agent at (718) 921-8317.

Please provide the address for delivery of your Common Stock certificates and for any unexercised Common Stock Purchase Warrants.

WE RESERVE THE RIGHT NOT TO HONOR ANY ORDER WHICH DOES NOT FULLY COMPLY WITH EACH OF THE INSTRUCTIONS ON THE REVERSE.

A-2

ES Bancshares, Inc.

Common Stock

Prospectus

                                         , 2008

Part II. Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution

SEC filing fee	160
Accounting fees and expenses	4,000
Legal fees and expenses	25,000
Printing expenses	4,000

Miscellaneous expenses	10,000
Exchange Agent Fee	8,000

Total	51,160	(1)

(1)	Includes expenses incurred in connection with our previous amendment of the terms of our Common Stock Purchase Warrants.

Item 15.	Indemnification of Directors and Officers

Article 10 of our Articles of Incorporation set forth circumstances under which our directors, officers, employees and agents may be insured or indemnified against liability, which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 16.	Exhibits

Exhibit Number	Document	Reference to Previous Filing, If Applicable
4.1	Form of Stock Certificate	*

4.2	Form of Organizer Common Stock Purchase Warrant	*

4.3	Form of Common Stock Purchase Warrant	**

5	Opinion of Luse Gorman Pomerenk & Schick. P.C. as to the legality of the Common Stock to be issued	**

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 5 hereto)

24	Power of Attorney (set forth on signature page)

99.1	Letter regarding instructions for the exchange of Common Stock Purchase Warrant certificates.

99.2	Form of Exchange Agent Agreement

*	Previously filed with the Securities and Exchange Commission as an exhibit to ES Bancshares, Inc.’s Form S-4 filed on April 4, 2006 and as amended on April 18, 2006, May 1, 2006, May 16, 2006 and May 23, 2006.
**	Previously filed with the Securities and Exchange Commission as an Exhibit to ES Bancshares, Inc.’s Form S-3 filed on April 10, 2007.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement the securities offered, and the offering of securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, ES Bancshares, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Newburgh, State of New York, on June 13, 2008.

ES BANCSHARES, INC.

By:	/s/ Anthony P. Costa
Anthony P. Costa
Chairman and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of ES Bancshares, Inc. (the “Company”) hereby severally constitute and appoint Anthony P. Costa and Philip Guarnieri, and each of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Anthony P. Costa or Philip Guarnieri may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-3 relating to the offering of the Company’s Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Anthony P. Costa or Philip Guarnieri shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony P. Costa	Chairman, Chief Executive Officer (Principal Executive Officer)
Anthony P. Costa		June 13, 2008

/s/ Arthur W. Budich	Executive Vice President and Chief Financial Officer
Arthur W. Budich	(Principal Financial and Accounting Officer)	June 13, 2008

/s/ Philip Guarnieri	President, Chief Operating Officer and Director
Philip Guarnieri		June 13, 2008

Director
William Davenport

/s/ Peter B. Ferrante	Director
Peter B. Ferrante		June 13, 2008

/s/ Andrew Finklestein
Andrew Finklestein Esq.	Director	June 13, 2008

/s/ Gale Foster
Gale Foster Esq.	Director	June 13, 2008

David Freer, Jr.	Director

/s/ Harold Kahn
Harold Kahn	Director	June 13, 2008

/s/ David Mesches
David Mesches	Director	June 13, 2008

Michael Ostrow	Director

/s/ Albert Pagano
Albert Pagano	Director	June 13, 2008

/s/ Peter Savago
Peter Savago	Director	June 13, 2008

Thomas Weddell	Director

Exhibit Index

Exhibit Number	Document
4.1	Form of Stock Certificate*

4.2	Form of Organizer Common Stock Purchase Warrant*

4.3	Form of Common Stock Purchase Warrant*

5	Opinion of Luse Gorman Pomerenk & Schick. P.C. as to the legality of the Common Stock to be issued*

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 5 hereto)

24	Power of Attorney (set forth on signature page)

99.1	Letter regarding instructions for the exchange of Common Stock Purchase Warrant certificates.

99.2	Form of Exchange Agent Agreement

*	Previously filed